April 4, 1997

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 1997 Annual Meeting of Stockholders of TRISM, INC., a Delaware corporation, will be held on Tuesday, May 13, 1997 at 10:30 a.m. eastern daylight time at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 26th floor, conference rooms C and D, 1585 Broadway, New York, NY 10036-8299 for the following purposes:

1. To elect seven directors to serve until, the next Annual Meeting of Stockholders or until their successors have been elected and qualified;

2. To ratify the selection of Coopers & Lybrand L.L.P. as independent accountants of the Company for the fiscal year ending December 31, 1997; and

3. To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 31, 1997, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournments.



James M. Revie
Chairman and Chief Executive Officer
4174 Jiles Road
Kennesaw, GA 30144



All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A prepaid envelope is enclosed for that purpose. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to attend and vote at the meeting, you must obtain from such broker, bank, or other nominee, a proxy issued in your name.

TRISM, INC.
4174 Jiles Road
Kennesaw, GA 30144
PROXY STATEMENT
ANNUAL METING OF STOCKHOLDERS - May 13, 1997

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of TRISM, INC., a Delaware corporation (the "Company"), for use at the 1997 Annual Meeting of Stockholders to be held at the offices of Prosakauer Rose Goetz & Mendelsohn, LLP, 26th floor, conference rooms C and D, 1585 Broadway, New York, NY 10036-8299, on May 13, 1997, at 10:30 a.m.
eastern daylight time, and at any adjournment thereof (the "Meeting"). The proxy may be revoked at any time before it is voted. If no contrary instruction is received, signed proxies returned by stockholders will be voted in accordance with the Board of Directors' recommendations.

This proxy statement and accompanying proxy were first sent to stockholders on or about April 4, 1997.

Because the Company respects the rights and privacy of stockholders, we have adopted a policy to ensure that all proxies, ballots and vote tabulations that identify stockholders will be kept confidential. Proxy cards will be delivered in envelopes addressed to an independent tabulator, who will receive, inspect and tabulate the proxies. The identity of the vote of any stockholder will not be disclosed without the consent of the stockholder except for use by the independent tabulator.

Stockholders of record at the close of business on March 31, 1997, are entitled to vote at the meeting. As of March 31, 1997, the Company had outstanding 5,737,337 shares of common stock, par value $.01 per share, which are the only outstanding voting securities of the Company. Each outstanding share of Common Stock is entitled to one vote. The holder of a majority of the votes entitled to be cast whether present in person or by proxy shall constitute a quorum for purposes of the Meeting.

The Company will pay the cost of soliciting proxies for the meeting. Proxies may be solicited by regular employees of the Company in person, or by mail, courier, telephone or facsimile. In addition, the Company has retained Continental Stock Transfer & Trust Co., Inc. to solicit proxies by mail, courier, telephone and facsimile and to request brokerage houses and other nominees to forward soliciting material to beneficial owners. For these services the Company will pay a fee of approximately $2,000 plus expenses. The Company will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy materials to principals and obtaining their proxies.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The number of directors to be elected is seven. The designated proxy holder of the Company intends, unless otherwise instructed, to vote all proxies for the election of the following seven nominees, to hold office for the ensuing year or until their successors are elected. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals except the election of the directors. Pursuant to the NASD Rules of Fair Practice, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will only have such authority if (i) the broker holds the shares as executor, administrator, guardian, trustee, or similar representative or fiduciary capacity with authority to vote, or (ii) the broker is acting pursuant to the rules of any national securities exchange to which the broker is a member. The term of each present director will expire concurrently with the election of directors at the Meeting. If any nominee is unable or unwilling to serve, the Company, through the designated proxy holder, reserves discretionary authority to vote for a substitute nominee. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected. The following provides information about each nominee as of March 1, 1997, including dates on the business backgrounds, and the names of public companies and other selected entities for which they also serve as directors. All of the nominees were elected by the stockholders of the Company at the 1996 Annual Meeting of Stockholders.

James M. Revie, age 60, has been the Chairman of the Board of Directors of the Company since May 1993, a Director since August 1992 and Chief Executive Officer of the Company since August 1995. He was a Vice Chairman of Scott-Macon, Ltd., New York, NY, an investment banking firm from February 1991 until March 31, 1995.

John J. Kilcullen, age 55, has been a Director and the President and Chief Operating Officer of the Company since August 1995. He was
President and Chief Executive Officer of Chemical Lehman Tank Lines, Inc., a transportation company, for more than five years prior to August 1995.

E. Virgil Conway, age 67, has been a Director of the Company since June 1994. He has been Chairman of the Metropolitan Transportation Authority, New York, NY a public transportation agency since April 1995. He was the Chairman of the Financial Accounting Standards Advisory Council from May 1992 until July 1995. He has been a financial consultant since April 1989. Mr. Conway is a director of the Union Pacific Corporation, a transportation company, of Accuhealth, Inc., Bronx, NY, a home injection firm and of the Centennial Insurance Company, a property and casualty company. He is a member of the Board of Trustees of Consolidated Edison Company of New York, Inc., an electric company, of Atlantic Mutual Insurance Company, of HRE Properties, Inc., an equity fund, and of several mutual funds managed by Phoenix Home Mutual Insurance Company.

Julian H. Gingoid, age 60, has been a Director of the Company since January 1993. He has been a Senior Vice President of Dean Witter
Reynolds, Inc., New York, NY, a stock brokerage firm, for more than the prior five years.

James F. Higgins, age 65, has been a Director of the Company since January 1993. He has been a Vice President of Finance and
Administration of Hillside Industries Incorporated, a holding company, for more than the prior five years.

William M. Legg, age 52, has been a Director of the Company since June 1994. He has been a Managing Director of Alex Brown & Sons Incorporated, Baltimore, MD, an investment banking firm, for more than the prior five years. Mr. Legg is a director of Federal Armored Express, Inc., a transportation company, and a member of the Business Advisory Boards of the Northwestern University Transportation Center and the Massachusetts Institute of Technology Transportation Center.

John L. Ray, age 53, has been a Director of the Company since January 1990. He was the Chairman of the Board of Directors of the Company from January 1990 to May 1993. He has been a consultant to Capital Growth Monitoring, Inc., a financial advisory company, since January l996. He was a Vice President and Senior Portfolio Manager of the Delaware Management Company, Philadelphia, PA, a money management firm, for more than five years prior to January 1996.

BOARD OF DIRECTORS AND COMMITTEES

The standing committees of the Board of Directors are the Audit &
Finance Committee, Executive Committee, Nominating Committee, and the Compensation Committee.

The Audit & Finance Committee reviews the internal and external audit policies and procedures of the Company. It also reviews the Company's internal controls, oversees the external auditors of the Company (recommending annually the selection of the Company's external auditors), and reviews the Company's litigation, claims and contingencies. Its 1996 members were: James F. Higgins (Chairman), James M. Revie and James L. McKenney. It met eight times in 1996.

The Executive Committee represents the Board of Directors between meetings for the purpose of consulting with officers, considering matters of importance and either taking action or making recommendations to the Board. Its members in 1996 were James M. Revie (Chairman), Norman Gross, James E. Higgins, John J. Kilcullen and John L. Ray. The Executive Committee met seven times in 1996.

The Nominating Committee is responsible for recommending nominees to the Board of Directors. Its 1996 members were John L. Ray (Chairman), Julian H. Gingold and James M. Revie. It met once in 1996. The
Nominating Committee does not consider nominees recommended by stockholders.

The Compensation Committee oversees organizational, personnel, compensation and benefits policies and practices of the Company. It reviews and recommends to the Board the compensation of the executive officers. The Compensation Committee administers the Company's Stock Option Plan. Its members in 1996 were E. Virgil Conway (Chairman), Julian H. Gingold and William M. Legg. It met five times in 1996.

MEETINGS OF DIRECTORS

In calendar year 1996, the Board of Directors held six meetings. Each of the current directors Of the Company attended at least 75% of the aggregate meetings held by the Board and by the Committees on which the director served.

COMPENSATION OF DIRECTORS

Each member of the Board of Directors who is not an officer or employee of the Company is paid a retainer in the amount of $18,000 per annum, payable quarterly in arrears. In addition, each member of the Board of Directors who participates in more than six meetings during any twelve month period is paid $1,000 for each additional meeting which the member attends in person or participates in by telephone conference call. Officers of the Company who also serve as directors do not receive any retainer or additional fees for serving as a director.

Each member of a Committee of the Board who is not an officer or employee of the Company receives compensation of $1,000 for each Committee meeting the member attends in person participates in or by telephone conference call.

On the date of the Annual Shareholders Meeting each non-employee director who has been elected or re-elected as of the adjournment of the Meeting shall receive an option to purchase 2,500 shares of Common Stock. Such options shall vest at the rate of l/36 per month beginning on the date of grant and continuing for a period of 36 months, after which the option will be fully vested.

The affirmative vote of a plurality of the Common Stock outstanding and entitled to vote at the Meeting is required to elect a nominee. The Board of Directors recommends a vote IN FAVOR of the nominees for director listed above. If not otherwise specified, proxies will be voted IN FAVOR of this proposal.

PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The firm of Coopers & Lybrand L.L.P., has examined the financial statements of the Company since the fiscal year commencing January 1, 1992, and the Board of Directors wishes to continue the services of this firm for the 1997 fiscal year. A resolution will be presented at the Meeting to ratify the appointment by the Board of Directors of the firm of Coopers & Lybrand L.L.P. as independent accountants, to examine the financial statements of the Company for the year ending December 31, 1997, and to perform other appropriate accounting services. Representatives of the firm will attend the Meeting and will have the opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions.

The affirmative vote of a Majority of the Common Stock outstanding and entitled to vote at the Meeting is required to ratify the appointment of Coopers & Lybrand L.L.P. The Board of Directors recommends a vote IN FAVOR of the ratification, of its appointment of Coopers & Lybrand L.L.P. as independent accountants. If not otherwise specified, proxies will be voted IN FAVOR of this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows, as of March 1, 1997, the security ownership of those beneficial owners who own or may own, directly or indirectly, more than five percent of the Company's voting shares.

                                        Common Stock
          Name and Address of       Amount and Nature of       Percent
              Beneficial Owner         Beneficial Ownership    of Class

         John N. Irwin, III                994,662(l)            17.3
           405 Park Avenue
           New York, New York 10022

         Hillside Capital Incorporated     748,299               13.0
           405 Park Avenue
           New York, New York 10022

         David Zaidner                     720,574(2)            12.6
           Gartenstrasse 33
           Postfach 6016
           Zurich, Switzerland

         Wellington Management Company     505,200(3)             8.8
           75 State Street
           Boston, Massachusetts 02109

         John L. Ray                       433,200(4)             7.5
           218 East Beechtree Lane
           Wayne, Pennsylvania 19087

(1) Includes 169,098 shares of Common Stock held of record, 1,323 shares of Common Stock held by his spouse, and 75,942 shares of Common Stock held by his minor children. In addition, John N. Irwin III owns the majority of the issued and outstanding shares of common stock of Hillside Capital Incorporated, and accordingly may be deemed the beneficial owner of the 748,299 shares of Common Stock owned by Hillside Capital Incorporated. Mr. Irwin disclaims any beneficial ownership in Common Stock beneficially owned by Hillside Capital Incorporated and the shares of Common Stock beneficially owned by members of his immediate family.

(2) Includes 571,374 shares of Common Stock held of record by David Zaidner and 109,200 shares of Common Stock held of record by Sleeping Beauty N.V., a trust for the benefit of the children of David Zaidner. Mr. Zaidner disclaims any control of the trust and any beneficial ownership of the shares held by the trust. Also includes 40,000 shares of Common Stock owned by G. Kastl, as nominee for the benefit of Mr. Zaidner.

(3) Based upon information obtained from a Schedule 13G filed with the Securities and Exchange Commission("SEC") on or about February 15, 1997, by Wellington Management Company.

(4) Includes 421,500 shares of Common Stock held of record and 4,200 shares of Common Stock which may be acquired upon the exercise of warrants and 7,500 shares which may be acquired upon the exercise of options within 60 days of March 31, 1997.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows as of March 1, 1997 the beneficial ownership of Common Stock by each director, nominee for director, executive officer named in the Summary Compensation Table, and directors and executive officers as a group.
                                             Amount and
                                             Nature of
Name and Address                             Beneficial     Percent
  of Beneficial                               Vested          of
    Owner (13)              Title            Ownership       Class

John L. Ray        Director                   433,200 (1)    7.5

James M. Revie     Chairman of the Board &    222,778 (2)    3.8
                   Chief Executive Officer

John J. Kilcullen  President and Chief         88,333 (3)    1.5
                   Operating Officer

Gary W. Hartter    Executive Vice President    39,111 (4)    *
                   and President of several
                   operating subsidiaries

Norman Gross       Director                    27,500 (5)(12) *

James F. Higgins   Director                    25,200 (6)    *

Julian H. Gingold  Director                    10,000 (7)    *

William M. Legg    Director                     8,500 (8)      *

E. Virgil Conway   Director                     7,500 (8)(12)   *

James L. McKenney  Director                     7,500           *

Ralph S. Nelson    Senior Vice President,       2,778 (9)
                   General Counsel and
                   Secretary

Spencer F. Barber  Senior Vice President,      3,111 (10)        *
                   Information and
                   Communication Services

All executive
officers and directors
as a group (12 persons)               875,511 (11)  14.5

(1) Includes 4,200 shares which may be acquired upon the exercise of warrants and 7,500 shares which may be acquired upon the exercise of vested options within 60 days of March 31, 1997.

(2) Includes 67,500 shares of Common Stock held by a corporation owned by Mr. Revie and his spouse (directly owned), 10,000 shares owned by James M. Revie IRA Rollover, Custodian First Fidelity Bank and also includes 145,278 shares which may be acquired upon the exercise of vested options within 60 days of March 31, 1997.

(3) Includes 73,333 shares which may be acquired upon the exercise of vested options within 60 days of March 31, 1997.

(4) Includes 15,111 shares which may be acquired upon the exercise of vested options within 60 days of March 31, 1997.

(5) Includes 14,000 shares owned by Norman Gross as Trustee of the Norman Gross Associates, Inc. Defined Benefit Plan (directly owned), 6,000 shares which may be acquired upon the exercise of warrants and 7,500 shares which may be acquired upon the exercise of vested options within 60 days of March 31, 1997.

(6) Includes 4,200 shares which may be acquired upon the exercise of warrants and 7,500 shares which may be acquired upon the exercise of vested options within 60 days of March 31, 1997.

(7) Includes 2,500 shares held by Mr.Gingold's spouse and 7,500 shares which may be acquired upon the exercise of vested options within 60 days of March 31, 1997.

(8) Includes 7,500 shares which may be acquired upon the exercise of vested options within 60 days of March 31, 1997.

(9) Includes 2,778 shares which may be acquired upon the exercise of vested options within 60 days of March 31, 1997.

(10) Includes 1,111 shares which may be acquired upon the exercise of vested options within 60 days of March 31, 1997.

(11) Includes 289,511 shares which may be acquired upon the exercise of warrants and vested options within 60 days of March 31, 1997.

(12) Norman Gross and James McKenney are not standing for re-election to the Board of Directors.

(13) Address: c/o TRISM, INC., 4174 Jiles Road, Kennesaw, Georgia
30144.

*  less than one (1) percent

EXECUTIVE COMPENSATION

The following tables set forth the total compensation paid or accrued by the Company for services rendered during the years ended December 31, 1996, 1995 and 1994 to the Chief Executive Officer of the Company, the former President and Chief Operating Officer of Tri-State Motor Transit Co., and to each of the four most highly compensated executive officers of the Company whose total cash compensation for the year ended December 31, 1996 exceeded $100,000 (the "Named Executive Officers").


Summary Annual Compensation Table

                                               Other          All
Name & Principal                             Annual Com-    Other Com-
Position              Salary(5)   Bonus(5)   pensation(5)   pensation(5)

J.M. Revie(6)
Chairman and CEO
  1996                225,000       ---         8,884 (7)     1,875 (1)
  1995                168,750       ---         3,702           ---

J.J. Kilcullen (6)
President and CEO
  1996                250,000       ---        11,689 (7)     ---
  1995                 87,006       ---         3,896         ---


D.W.Deel (4)
Executive VP and
COO of Tri-State
Motor Transit Co.
  1996               200,000       ---           ---         ---
  1995               200,000    20,000           ---       1,438 (1)
  1994               200,050   120,000 (3)       ---         ---

G.W. Hartter
Executive VP and
COO of Trism
Specialized
Carriers, Inc.
  1996              170,833       ---            ---       1,562 (1)
  1995              150,000    25,000            ---       1,450 (1)
  1994              150,250    30,000            ---         900 (1)

S.F. Barber (6)
Senior VP
  1996              150,000       ---            ---         ---
  1995               46,635       ---            ---         ---

R.S. Nelson (6)
Senior VP, General
Counsel and Secy.
   1996              95,625       ---            ---      27,086 (5)



Summary Long Term Compensation Awards

                                             Securities
Name and Principal Position            Underlying Options/SAR's

J.M. Revie(6), Chairman and CEO
     1996                                 155,000 (2)
     1995                                     --- (2)

J.J. Kilcullen (6),President and CEO
     1996                                 120,000 (2)
     1995                                     --- (2)

D.W.Deel (4), Executive VP and
  COO of Tri-State Motor Transit Co.
     1996                                  25,000 (2)
     1995                                     ---
     1994                                     ---

G.W. Hartter, Executive VP and COO
  of Trism Specialized Carriers, Inc.
     1996                                 19,000 (2)
     1995                                    ---
     1994                                    ---

S.F. Barber (6), Senior VP
    1996                                   2,000 (2)
    1995                                     ---

R.S. Nelson (6), Senior VP, General
  Counsel and Secretary
    1996                                  10,000 (2)

(1) Amounts shown represent contributions by the Company to the 401(k) portion of the Company's Profit Sharing Plan on behalf of such officer.

(2) All of the option grants reported in the table above with respect to Messrs. Revie, Kilcullen, Deel, Hartter and Barber represent options previously granted by the Company during the fiscal years ended December 31, 1994 and December 31, 1995; such options were repriced by the Company during the fiscal year ended December 31, 1996. See "Report on Option Repricing." Numbers shown represent options to purchase shares granted.

(3) Amount shown represents a special bonus, which was granted by the Company on October 28, 1993, with the payment deferred until January 7, 1994.

(4)  Daryl W. Deel left the Company on February 24,1997.

(5) Amount shown represents reimbursement for relocation expense in connection with commencing employment with the Company.

(6) Messrs. Revie, Kilcullen and Barber began employment with the Company in 1995. Mr. Nelson began employment with the Company in 1996.

(7)  Amount shown represents the cost of Company provided automobiles.


OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table provides information concerning stock options granted by the Company during the year ended December 31, 1996, to each of the named Executive Officers.


                              % of Total              Potential
                 Number of   Options/SARs             Realizable
                 Securities   Granted To            Value at Assumed
                 Underlying   Employees             Annual Rates Of
                  Options      In Year      Base      Stock Price
Name and           SARS         Ended       Price   Appreciation For
Expiration        Granted      Dec.31,     ($/Sh)    Option Term (2)
Date                 (#)         1996      (1)(2)      5%        10%

J.M.Revie
12/31/2002      30,000    6.6%      6.50    70,683  161,958
03/14/2005     100,000    21.9%     6.50   338,356  824,610
08/15/2000      25,000     5.5%     6.50    35,020   75,416

J.J.Kilcullen
09/01/2000     120,000    26.2%     6.50   168,095  361,999

D.W. Deel
08/15/2000      25,000     5.5%     6.50    35,020   75,416

G.W.Hartter
02/07/1999       9,000     2.0%     6.50     7,609   15,824
08/15/2000      10,000     2.2%     6.50    14,008   30,167

S.F.Barber
08/15/2000       2,000     0.4%     6.50     2,802    6,033

R.S.Nelson
06/30/2001      10,000    2.2%      6.50    16,577   36,631

(1) Exercise prices were equal to or greater than fair market value, as determined by the Board of Directors, on the date of grant. All of the option grants reported in the table above with respect to Messrs. Revie, Kilcullen, Deel, Hartter and Barber represent options previously granted by the Company during the fiscal years ended December 31, 1994 and December 31, 1995; such options were repriced by the Company during the fiscal year ended December 31, 1996. See "Report on Option Repricing."

(2) Represents potential realizable value before income taxes. The dollar amounts under these columns are the result of calculations at 5% and 10% rates as specified by the rules of the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's Common Stock.

OPTION/SAR EXERCISES AND HOLDINGS

The following table provides information concerning the value of unexercised stock options held on December 31, 1996, by each of the Named Executive Officers.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
YEAR AND F-Y END OPTION/SAR VALUES

                                       Number of Securities
                                      Underlying Unexercised
                                     Options/SARs at F-Y-End
Name                          Exercisesable (#)    Unexercisable (#)

James M. Revie (1)(2)       141,111            13,889
John J.Kilcullen (1)(2)      53,333            66,667
Daryl W. Deel (1)(2)         10,556            14,444
Gary W. Hartter (1)(2)       12,388             6,612
Spencer Barber (1)(2)           833             1,667
Ralph S. Nelson (1)(2)        1,667             8,333

(1)  Shares acquired on Exercise and Value Realized = 0
(2)  Value of Unexercised In-the-Money options/SAR's At F-Y End
(Exerciseable and Unexerciseable) = 0.

REPORT ON OPTION REPRICING

The members of the Compensation Committee of the Board of Directors of the Company have provided the following report on option repricing:

     In fiscal 1996, the Compensation Committee reviewed the existing stock options of all Company employees. In view of the fact that all of the outstanding options granted to employees by the Company had exercise prices well above the recent historical trading prices for the Company's Common Stock, the Compensation Committee concluded that such stock options were not providing the desired incentive to those employees whom the Committee believed were making and would continue to make substantial contributions to the successful growth of the Company. Accordingly, the stock options were repriced at the exercise price of $6.50 per share, still above the last reported reprice of $4.63 for the Company's common Stock on the NASDAQ National Market System on August 27, 1996, the date of repricing. The repriced options retain their original vesting status and expiration dates. Certain of the Named Executive Officers of the Company were among those employees who had stock options reported.

COMPENSATION COMMITTEE
E. Virgil Conway, Chairman
William L. Legg
Julian H. Gingold

The following table provides information with respect to all repricings of options held by any Named Executive Officer of the Company from the Company's initial public offering in February 1994 through December 31, 1996:

                      OPTION REPRICINGS
           February 1.994 through December 31, 1996

                                                         Length of
                           Number of                     Original
                           Securities    Market Price   Option Term
                           Underlying    Of Stock On     Remaining
                Original     Options     Price At Time   At Date Of
                 Issue     Repriced Or   Of Repricing     Repricing
Name              Date      Amended*      Amendment**     Amendment

J.M.Revie    01/11/94       30,000      $ 14.00        6 yrs 4 mths
             03/15/95      100,000        12.00        8 yrs 7 mths
             08/11/95       25,000         8.75        4 yrs 0 mths

J.J.Kilcullen
             08/11/95      120,000         8.75        4 yrs 0 mths

D.W.Deel     08/11/95       20,000         8.75        4 yrs 0 mths
             12/20/95        5,000         8.75        4 yrs 4 mths

G.W.Hartter  02/03/94        9,000        14.00         2 yrs 6 mths
             08/11/95        5,00          8.75         4 yrs 0 mths
             12/20/95        5,000         8.75         4 yrs 4 mths

S.F.Barber   12/20/9     5   2,000         8.75         4 yrs 4 mths

 * Market price of stock on date of repricing (August 27, 1996) was $4.63.
 ** New exercise price is $6.50


Notwithstanding the length of the original terms of such options on the date of the repricing, as a result of the termination of his employment from the Company, all of Mr. Deel's options will expire no later than May 25, 1997, if not exercised.

PERFORMANCE GRAPH

The Performance Graph below shall not be deemed by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The following performance graph compares the performance of the Company's Common Stock to the Standard & Poor's Trucking Index and the Standard & Poor's 500 Index for the calendar years 1995 and 1996.


           Total Return Index Values of TRISM, INC.
                   vs Key Averages 1995-1996


                         Percent on:

Indices:    12-94 03-95 06-95 09-95 12-96 03-96 06-96 09-96 12-96

Trism        100  118.5 111.1 107.4  88.9  88.9  83.3  61.1  57.4
S&P Trucking 100   89.6  85.2  87.4  87.5  87.6  72.8  57.4  59.4
S&P 500      100  119.2 118.6 127.3 134.1 140.6 146.0 149.7 161.3

(a) Assumes all distributions to stockholders are reinvested on the payment dates.


EMPLOYMENT AND OTHER ARRANGEMENTS

The Company and John J. Kilcullen entered into an employment agreement dated as of August 11, 1995, pursuant to which Mr. Kilcullen will serve as President and Chief Operating Officer for a period of two years at a salary of $250,000 per annum. In connection with his employment, Mr. Kilcullen was granted an option to purchase 120,000 shares Of Common Stock at an exercise price of $8.75 per share, since reduced by the Board of Directors to $6.50 per share, exerciseable on or before August 11, 2000.

The Company and Daryl W. Deel entered into a Separation Agreement, dated as of February 24, 1997, pursuant to which the Company will make severance payments in the total amount of $200,000 over one year, from February 24, 1997. The Separation Agreement acknowledges that Mr. Deel is fully vested through stock options in the right to purchase 12,500 shares of the Common Stock of the Company at an exercise price of $6.50 per share for a period of ninety days from the Separation Date. Stock options for other shares previously granted have not vested and have expired by their terms.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Trism Transport Services, Inc. ("TTSI") a subsidiary of the Company, purchased certain of the assets of EFB Transport Services, Inc., ("EFB") for approximately $3.1 million and assumed approximately $1.7 million in certain liabilities pursuant to an asset purchase agreement dated September 30, 1995. Alan R. Wilson, presently an employee of the Company, was a director of EFB and held a 40% ownership interest in EFB which he acquired in June 1987. Pursuant to the asset purchase agreement, EFB was obligated to pay out all proceeds of the sale to its creditors. The asset purchase agreement provided for additional payments to the seller based upon post-acquisition earnings of the acquired operations. Such contingent purchase price payments were also designated for the, retirement of obligations to EFB's creditors. The Company advanced EFB approximately $2.8 million in 1995 and 1996 in anticipation of such earn-outs, and ultimately recorded goodwill. In December 1996, the Company wrote off unamortized goodwill in connection with the transaction of approximately $4.1 million based upon revised assessments of recoverability and the restructuring of TTSI.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee report below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts. The Compensation Committee or the Board of Directors of the Company (the "Committee") is made up exclusively of non-employee Directors. The Committee administers the executive compensation policies of the Company. All actions of the Committee pertaining to executive compensation are submitted to the Board of Directors for approval.

The Company's executive compensation program is designed to attract, retain, and motivate high caliber executives and to focus the interests of the executives on objectives that enhance stockholder value. These goals are attained by emphasizing "pay for performance" by having a significant portion of the executives compensation dependent upon business results and by providing equity interests in the Company. The principal elements of the Company's executive compensation program are base salary, incentive compensation, and stock options. In addition, the Company recognizes individual contributions as well as overall business results, using a discretionary bonus program.

BASE SALARY

The salaries of the four highest paid executives and the Chief Executive Officer are listed in the table on page 10 of this proxy statement. The Committee periodically reviews the base salary levels of the executive officers. In determining the appropriate salary levels, the Committee considers such factors as job content, responsibility level and how jobs of similar content and responsibility are compensated in the market place.

The Committee's goal is to set the base salaries of executives at the median level of similar companies. In 1993, the Committee used the services of an independent consultant to study a peer group of 14 similar companies to determine competitive base salary levels. The Company's objective is to set executives' base salaries, including the salary of the Chief Executive Officer (the "CEO"), near the 50th percentile of the peer group of companies. Mr. Revie's salary was set by the Board of Directors at the rate of $225,000 per annum. Mr. Kilcullen's salary was set by the Board of Directors at the rate of $250,000 per annum. In 1996, the base salaries of executives were not changed.

ANNUAL INCENTIVE BONUS PLAN

The Company is planning to adopt an Executive Compensation Plan for the fiscal year ended December 31, 1997 (the "1997 Plan"). Although the 1997 Plan has not been adopted, the Compensation Committee has determined that (i) the bonus for any participant would he limited to twice a participants annual salary, and (ii) the payment of any bonus would be subject to the Company meeting certain operating criteria.

STOCK OPTION PLAN

On August 11, 1995, the Board of Directors adopted the TRISM, Inc., Amended and Restated Stock Option Plan under which an aggregate of 500,000 shares of the Company's Common Stock may be awarded to the executives at not less than the prevailing market prices. The goals of the Option Plan are to provide management with a more direct stake in the business results of the Company, and to attract and retain qualified employees. The Option Plan was approved by the stockholders of the Company at the 1996 Annual Meeting of stockholders. In 1996, the Company issued options for a total of 30,000 shares to executive officers and employees, exercisable on or before June 30, 2001, at $6.00 per share. In addition, in August 1996, all outstanding options previously granted by the Company were repriced.


COMPENSATION COMMITTEE
E. Virgil Conway, Chairman
William M. Legg
Julian H. Gingold

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based, solely on a review of Forms 3,4 and 5 and amendments thereto furnished to the Company for the year ended December 31, 1996, the following directors, officers or beneficial owners of more than 10% of the Company's Common Stock, failed to timely furnish reports on Form 5, reporting the grant of options: Ralph S. Nelson, James G. Overley and Edward S. Prince. In addition, James L. McKenney failed to file a report on Form 4 or Form 5 disclosing the grant of an option.

PROPOSALS OF STOCKHOLDERS

Proposals of stockholders intended to be included in next year's proxy statement must be received by the Corporate Secretary at the principal executive offices of TRISM, INC., 4174 Jiles Road, Kennesaw, GA 30144, no later than the close of business on December 31, 1997.

FURTHER BUSINESS

The Board of Directors is not aware of any matters to come before the 1997 Annual Meeting other than those set forth in this proxy statement. If any further business is presented at the Meeting, the person named in the proxies will act on behalf of the stockholders they represent according to his best judgment.



By order of the Board of Directors

/s/ James R. Revie
Chairman and Chief Executive Officer
April 4, 1997